UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  SCHEDULE 13G/A
                    Under the Securities Exchange Act of 1934
				(Amendment No. 1)

                           Louisiana-Pacific Corporation
                                 (Name of Issuer)

                                  Common Stock
                         (Title of Class of Securities)

                                   546347105
                                 (CUSIP Number)

                                 December 31, 2011
             (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

[ ] Rule 13d-1(b)

[X] Rule 13d-1(c)

[ ] Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).


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                               CUSIP No. 546347105


       1.    Names of Reporting Persons.

             JHL Capital Group LLC

       2.    Check the Appropriate Box if a Member Of a Group

             [ ] (a)
             [ ] (b)

       3.    SEC Use Only

       4.    Citizenship or Place of Organization

             Delaware, United States

      			     5.  Sole Voting Power: 0
Number of Shares
    			     6.  Shared Voting Power: 11,050,000
Beneficially Owned by
        		     7.  Sole Dispositive Power: 0
Each Reporting Person With:
     			     8.  Shared Dispositive Power: 11,050,000

       9.    Aggregate Amount Beneficially Owned by Each Reporting Person

             11,050,000

       10.   Check if the Aggregate Amount in Row (9) Excludes Certain Shares

       11.   Percent of Class Represented by Amount in Row (9)

	     8.11%

       12.   Type of Reporting Person

	     OO

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                               CUSIP No. 546347105


       1.    Names of Reporting Persons.

             JHL Capital Group Master Fund L.P.

       2.    Check the Appropriate Box if a Member Of a Group

             [ ] (a)
             [ ] (b)

       3.    SEC Use Only

       4.    Citizenship or Place of Organization

             Cayman Islands

      			     5.  Sole Voting Power: 0
Number of Shares
    			     6.  Shared Voting Power: 11,050,000
Beneficially Owned by
        		     7.  Sole Dispositive Power: 0
Each Reporting Person With:
     			     8.  Shared Dispositive Power: 11,050,000

       9.    Aggregate Amount Beneficially Owned by Each Reporting Person

             11,050,000

       10.   Check if the Aggregate Amount in Row (9) Excludes Certain Shares

       11.   Percent of Class Represented by Amount in Row (9)

	     8.11%

       12.   Type of Reporting Person

	     PN

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                               CUSIP No. 546347105


       1.    Names of Reporting Persons.

             JHL Capital Group Master Fund GP Ltd.

       2.    Check the Appropriate Box if a Member Of a Group

             [ ] (a)
             [ ] (b)

       3.    SEC Use Only

       4.    Citizenship or Place of Organization

             Cayman Islands

      			     5.  Sole Voting Power: 0
Number of Shares
    			     6.  Shared Voting Power: 0
Beneficially Owned by
        		     7.  Sole Dispositive Power: 0
Each Reporting Person With:
     			     8.  Shared Dispositive Power: 0

       9.    Aggregate Amount Beneficially Owned by Each Reporting Person

             0

       10.   Check if the Aggregate Amount in Row (9) Excludes Certain Shares

	     X (See Item 4)

       11.   Percent of Class Represented by Amount in Row (9)

	     0.00%

       12.   Type of Reporting Person

	     CO

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                               CUSIP No. 546347105


       1.    Names of Reporting Persons.

             James H. Litinsky

       2.    Check the Appropriate Box if a Member Of a Group

             [ ] (a)
             [ ] (b)

       3.    SEC Use Only

       4.    Citizenship or Place of Organization

             United States

      			     5.  Sole Voting Power: 0
Number of Shares
    			     6.  Shared Voting Power: 0
Beneficially Owned by
        		     7.  Sole Dispositive Power: 0
Each Reporting Person With:
     			     8.  Shared Dispositive Power: 0

       9.    Aggregate Amount Beneficially Owned by Each Reporting Person

             0

       10.   Check if the Aggregate Amount in Row (9) Excludes Certain Shares

	     X (See Item 4)

       11.   Percent of Class Represented by Amount in Row (9)

	     0.00%

       12.   Type of Reporting Person

	     IN

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Item 1. (a)  Name of Issuer: Louisiana-Pacific Corporation

        (b)  Address of Issuer's Principal Executive Offices:

	     414 Union Street, Suite 2000
	     Nashville, TN 37219
	     United States

Item 2. (a)  Name of Person Filing:

             The reporting persons are:
	     (i) JHL Capital Group LLC ("JHL Capital Group");
	     (ii) JHL Capital Group Master Fund L.P. ("Master Fund");
	     (iii) JHL Capital Group Master Fund GP Ltd. ("Master Fund GP"); and
	     (iv) James H. Litinsky ("Mr. Litinsky").

        (b)  Address of Principal Business Office, or, if None, Residence:

             The address for JHL Capital Group and Mr. Litinsky is 900 N. Michigan Avenue, Suite 1340, Chicago, IL 60611. The address for the Master Fund and the Master Fund GP is P.O. Box 309, Ugland House, Grand Cayman KY1-1104, Cayman Islands.

        (c)  Citizenship:

             JHL Capital Group is a limited liability company formed under the laws of the State of Delaware. Master Fund is a limited partnership formed under the laws of the Cayman Islands. Master Fund GP is an exempted company formed under the laws of the Cayman Islands. Mr. Litinsky is a citizen of the United States.

        (d)  Title of Class of Securities:

             Common Stock (the "Common Stock").

        (e)  CUSIP No.: 546347105

Item 3.  If This Statement is Filed Pursuant to Rules 13d-1(b), or 13d-2(b) or
        (c), Check Whether the Person Filing is a:

	(a)  [ ] Broker or dealer registered under Section 15 of the Act.

	(b)  [ ] Bank as defined in Section 3(a)(6) of the Act.

	(c)  [ ] Insurance company as defined in Section 3(a)(19) of the Act.

	(d) [ ] Investment company registered under Section 8 of the Investment Company Act of 1940.

	(e)  [ ] An investment adviser in accordance with Rule 13d-1(b)(1)(ii)(E);

	(f) [ ] An employee benefit plan or endowment fund in accordance with Rule 13d-1(b)(1)(ii)(F);

	(g) [ ] A parent holding company or control person in accordance with Rule 13d-1(b)(1)(ii)(G);

	(h) [ ] A savings associations as defined in Section 3(b) of the Federal Deposit Insurance Act (12 U.S.C. 1813);

	(i) [ ] A church plan that is excluded from the definition of an investment company under section 3(c)(14) of the Investment Company Act of 1940;

	(j)  [ ] Group, in accordance with Rule 13d-1(b)(1)(ii)(J).

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Item 4.  Ownership


        (a)    Amount Beneficially Owned:

               The Master Fund beneficially owns 11,050,000 shares of the Common Stock of Louisiana-Pacific Corporation.

    	       The Master Fund GP is General Partner of the Master Fund.
	       Accordingly, the Master Fund GP may be deemed to beneficially
	       own the same number of shares of Common Stock reported herein by
	       the Master Fund. JHL Capital Group is the investment manager for
	       the Master Fund and has been granted investment discretion over the
	       portfolio investments of the Master Fund including the Common Stock
	       held by it. JHL Capital Group is also the 100% owner of the Master
	       Fund GP. Accordingly, JHL Capital Group may be deemed to be the
	       beneficial owner of the shares of Common Stock reported herein by the
	       Master Fund. Mr. Litinsky holds a controlling interest in JHL Capital
	       Group and serves as its Managing Member, as well as Director of the
	       Master Fund and the Master Fund GP. Accordingly, Mr. Litinsky may be
	       deemed to beneficially own the same number of shares of Common
	       Stock reported herein by the Master Fund.

    	       Notwithstanding the foregoing, the Master Fund GP and Mr. Litinsky disclaim beneficial ownership of any securities covered by this
	       Schedule 13G/A.

       (b) Percent of Class: See Item 11 of the Cover Pages to this Schedule 13G/A.

       (c)     Number of shares as to which the person has:

   		(i)   Sole power to vote or to direct the vote: 0

      		(ii) Shared power to vote or to direct the vote: See Item 4(a) above.

    		(iii) Sole power to dispose or to direct the disposition of: 0

    		(iv)  Shared power to dispose or to direct the disposition of:
        	      See Item 4(a) above.


Item 5.  Ownership of Five Percent or Less of a Class

	 Not Applicable

Item 6.  Ownership of More than Five Percent on Behalf of Another Person

	 Not Applicable

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company or Control Person

         Not Applicable

Item 8.  Identification and Classification of Members of the Group

         Not Applicable

Item 9.  Notice of Dissolution of Group

         Not Applicable

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Item 10. Certifications

By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.


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                                SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated:  February 14, 2012
                                 JHL CAPITAL GROUP LLC,
      				 a Delaware limited liability company

                                       By: /s/ James H. Litinsky
                                       --------------------------
                                       Name: James H. Litinsky
                                       Title: Managing Member

				 JHL CAPITAL GROUP MASTER FUND L.P.,
      				 a Cayman Islands limited partnership

                                 By: JHL CAPITAL GROUP MASTER FUND GP LTD.,
      				 a Cayman Islands exempted company,
	    			 its General Partner

                                       By: /s/ James H. Litinsky
                                       --------------------------
                                       Name: James H. Litinsky
                                       Title: Director

				 JHL CAPITAL GROUP MASTER FUND GP LTD.,
      				 a Cayman Islands exempted company

                                       By: /s/ James H. Litinsky
                                       --------------------------
                                       Name: James H. Litinsky
                                       Title: Director

                                 JAMES H. LITINSKY

                                       By: /s/ James H. Litinsky
                                       --------------------------


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			       EXHIBIT A


			JOINT FILING AGREEMENT

The undersigned hereby agree that the statement on Schedule 13G/A filed herewith signed by each of the undersigned shall be filed on behalf of each of the undersigned pursuant to and in accordance with the provisions of Rule 13d-1(k) under the Securities Exchange Act of 1934, as amended.

Dated:  February 14, 2012
                                 JHL CAPITAL GROUP LLC,
      				 a Delaware limited liability company

                                       By: /s/ James H. Litinsky
                                       --------------------------
                                       Name: James H. Litinsky
                                       Title: Managing Member

				 JHL CAPITAL GROUP MASTER FUND L.P.,
      				 a Cayman Islands limited partnership

                                 By: JHL CAPITAL GROUP MASTER FUND GP LTD.,
      				 a Cayman Islands exempted company,
	    			 its General Partner

                                       By: /s/ James H. Litinsky
                                       --------------------------
                                       Name: James H. Litinsky
                                       Title: Director

				 JHL CAPITAL GROUP MASTER FUND GP LTD.,
      				 a Cayman Islands exempted company

                                       By: /s/ James H. Litinsky
                                       --------------------------
                                       Name: James H. Litinsky
                                       Title: Director

                                 JAMES H. LITINSKY

                                       By: /s/ James H. Litinsky
                                       --------------------------

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